                                                                      EXHIBIT 11


               STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                                                                       THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                          DECEMBER 31,                    DECEMBER 31,
                                                               --------------------------------------------------------------------
                                                                    1997                1996         1997              1996
                                                                    ----                ----         ----              ----
Net income (in thousands)                                       $     254           $     258    $     763         $     586
                                                                =========           =========    =========         =========

Weighted average shares outstanding  (1)                        1,343,676           1,374,175    1,353,007         1,408,115

Basic earnings per share                                        $    0.19           $    0.19    $    0.56         $    0.42
                                                                =========           =========    =========         =========


Weighted average shares outstanding (above)                     1,343,676           1,374,175    1,353,007         1,408,115

Common stock equivalents due to the dilutive effect of
    stock options under the treasury stock method                  44,082              14,337       39,624             8,615
Common stock equivalents due to the dilutive effect of
    RRP awards under the treasury stock method                     13,486               9,070       12,645             7,358
                                                                ---------           ---------    ---------         ---------

Diluted weighted average shares and
  common stock equivalents                                      1,401,244           1,397,582    1,405,276         1,424,088

Diluted earnings per share                                      $    0.18           $    0.18    $    0.54         $    0.41
                                                                =========           =========    =========         =========

(1) Includes only the portion of ESOP shares committed to be released to participants.


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